Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contact:	Investor Contacts:
Lauren Karp	Alex Wellins; Jennifer Jarman
Roxio, Inc.	The Blueshirt Group
(408) 367-4866 – office	(415) 217-7722
(415) 533-4000 – cell	alex@blueshirtgroup.com;
lauren.karp@roxio.com	jennifer@blueshirtgroup.com

Napster 2.0 Makes Tracks

First Week’s Results are Strong And Innovative Deal with Penn State University Shows Power and Appeal of Napster’s Premium Subscription Service

Los Angeles, CA—November 6, 2003—Napster, a division of Roxio (Nasdaq: ROXI) today reported its initial progress following the launch of Napster 2.0 on October 29th. Since launch, Napster has sold more than 300,000 songs and thousands of music fans have joined Napster’s Premium subscription service. Premium members have downloaded or streamed over 2 million tracks during the first week of the new service, and the Company estimates that it will have in excess of 80,000 Premium subscribers by the end of the year.

Demonstrating the broad appeal of the “all access” nature of its Premium service, Napster and Penn State University today announced that Penn State will purchase access to Napster’s Premium service for its students. Napster will add thousands of paid subscribers, and Penn State becomes the first university in the nation to offer their students legal access to the world’s largest library of digital music via the Napster Premium service. Penn State plans to roll out access to Napster to its students in January and plans to extend access to the music service to members of its alumni association in the future. Penn State boasts the largest alumni association in the country with nearly 150,000 dues-paying members.

“It’s great to see this powerful brand back in action as a legal music service, and it’s clear the legal Napster is off to a great start,” said Doug Morris, Chairman and CEO of Universal Music Group.

“Our first week’s results have quickly established the new Napster as one of the largest online music companies in the world,” said Chris Gorog, Chairman and CEO of Roxio. “Napster’s winning combination of a la carte downloads and a subscription service is clearly very compelling to both consumers and partners. Our sales have surpassed our estimates for track purchases and we significantly exceeded our plan for subscriber growth. Napster is off to a very solid start and we’re particularly excited since our national advertising campaign has just launched. Additionally, our retail initiative is off to a powerful start—early reaction to the Samsung Napster player has been great and we expect that our prepaid Napster Cards will make an important contribution to our growth. Napster’s back—and music fans are responding very positively.”

“From a financial perspective, the first week’s performance of Napster provides a strong indication of the size of our opportunity,” said Elliot Carpenter, Roxio’s Chief Financial Officer. “Both the growth rate of premium subscribers and the volume of individual track sales support our financial objectives and should bode well for the future. We are projecting that revenues for our online music division in the December quarter will reach approximately $5 million with the vast majority generated after the recent launch. Based on these initial results, we believe that we are firmly on track to exceed current analyst estimates of $30 million in revenues in fiscal 2005 for our online music division.”

Napster users are enjoying a variety of the many features available in the service, but early trends show that the ability to browse across all music genres, access years of Billboard charts, listen to the 40 interactive radio stations, and share music files are among the most popular features of Napster 2.0.

In its first week live to the nation, artists like Matchbox 20 (Rock), 3 Doors Down (Alternative), Norah Jones (Jazz), Beyonce Knowles (R&B), Justin Timberlake (Dance), Charolette Church (Classical), Ludacris (Hip Hop) and Toby Keith (Country) with songs like “Unwell”, “Here Without You”, “Don’t Know Why”, “Baby Boy”, “Rock Your Body”, “Amazing Grace”, “Right Thurr” and “Beer for my Horses” led the Napster charts that track the most popular downloads.

Napster 2.0 allows anyone with a Windows PC to freely sample the world’s largest and most diverse online collection of music, featuring more than 500,000 tracks. A user-friendly interface allows people to quickly search for music, discover new artists, burn CDs and transfer music to portable devices. Without spending a dime, any visitor to the service can download Napster 2.0, watch music videos on demand, listen to 30-second music clips, browse decades of Billboard charts, read Napster’s online magazine, Fuzz, email music to friends, browse other members’ collections and take full advantage of the most robust music recommendation engine ever created. Fans can purchase songs for 99 cents each or $9.95 an album. They also have the option to upgrade to Napster’s premium service, which offers all of the free features of Napster 2.0 plus unlimited online and offline listening, over 40 commercial-free, interactive music programs and additional community features, all for just $9.95 a month.

About Napster

Napster ® is the world’s most recognized brand in online music. Napster has content agreements with the five major record labels, as well as hundreds of independents. Napster delivers access to the largest catalog of online music with more than 500,000 tracks spanning all genres and artists from Eminem to Miles Davis. Napster is a division of Roxio, Inc., (Nasdaq: ROXI), the Digital Media Company, provider of the best-selling digital media software in the world. Napster has offices in Los Angeles and New York.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to future revenue, customer demand for the Napster service, Napster’s relationship with content providers, marketing partners and hardware manufacturers are forward-looking statements that are subject to certain risks and uncertainties such as failure to attract new customers, slow growth in demand for online music distribution generally and for the Napster service in particular, intense competition, failure to maintain key corporate relationships, general economic conditions and undetected errors in the Napster software and service that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 14, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline and Napster are registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.